EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), is effective as of December 31, 2018 (the “Effective Date”), by and between National Holdings Corporation, a Delaware corporation (the “Company”), and Glenn Worman (the “Executive”).
WITNESSETH:
WHEREAS, the Company desires to continue to employ the Executive as President and Chief Financial Officer, and the Executive desires to continue to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
1.Employment.
a.    Services. The Executive will continue to be employed by the Company and shall serve as the Company’s President and Chief Financial Officer. The Executive shall report exclusively to the Chief Executive Officer of the Company (the “CEO”) and shall perform such duties as are consistent with his position and as directed by the CEO. The Executive agrees to perform his assigned duties faithfully and to devote such of his time, attention and energies to the business of the Company as he deems necessary to carry out his role.
b.    Acceptance. The Executive hereby accepts continued employment with the Company pursuant to the terms and conditions set forth in this Agreement.
2.    Term. The term of this Agreement, and the Executive’s employment pursuant to the terms hereof, shall commence on the Effective Date and continue through the date that is five (5) years from the Effective Date, unless earlier terminated pursuant to Section 8 below (such period, the “Term”).
3.    Limited Extent of Service.
a.    Business Activities. Subject to Section 5, the Executive shall not be restricted from pursuing, or being actively engaged in, any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, and whether or not such business activity is currently existing or is hereafter conducted.
b.    Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in or around New York City, subject to reasonable travel requirements on behalf of the Company, or such other place as the CEO may reasonably designate. Notwithstanding the foregoing, the Executive’s primary place of business may not be relocated to another city without his written consent.
4.    Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Executive shall receive the following:
a.    Base Salary. During the Term, the Company shall pay the Executive a salary (the “Base Salary”) at the rate of $300,000 per year. Payment shall be made semi-monthly in accordance with the Company’s normal payroll practices. The Company’s Board of Directors (the “Board”) shall review the Executive’s Base Salary annually and may increase (but not decrease) the Executive’s Base Salary from year to year. Such adjusted salary then shall become the Executive’s Base Salary for purposes of this Agreement. The annual review of the Executive’s Base Salary by the Board will consider, among other things, the Executive’s own performance, the Company’s performance, and market practice.
b.    Annual Bonus. During the Term, the Executive shall be eligible to receive, following the end of each fiscal year, an annual cash and restricted stock bonus pursuant to the terms and conditions of the Company’s 2017 Fiscal Year Bonus Plan, as it may be amended or replaced from time to time in the sole discretion of the CEO (the “Bonus Plan”), provided that the Compensation Committee of the Board must consent to any revisions that determine the Chief Executive Officer’s or Chief Financial Officer’s bonus. The Executive’s target cash bonus each fiscal year shall be such amount established by the Compensation Committee of the Board, and communicated to the Executive, on or around the beginning of each fiscal year (the “Target Bonus”) and for the fiscal year that began October 1, 2018 will be $250,000. This cash target bonus is the baseline bonus used to establish the actual cash bonus paid based on the success of the Company’s annual goals and objectives, as outlined in the Bonus Plan. The restricted stock component and calculation is also outlined in the Company’s Bonus Plan.
c.    Withholding. The Company shall be entitled to withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 4.
d.    Continued Equity Vesting. The Executive shall continue to vest in all equity (including restricted stock and stock option) grants that were previously awarded to him, pursuant to the terms, conditions, and vesting requirements set forth in the applicable equity award documents governing the grants, but subject to the equity acceleration permitted by Section 9 below.
e.    Additional Stock-Based Awards. During the Term, the Executive may be eligible for additional stock-based awards under the long-term incentive plan of the Company, as determined by the Board, in addition to the stock awards under the Bonus Plan. Nothing herein requires the Board to make additional grants of restricted stock or other awards in any year.
f.    Expenses. During the Term, the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in furtherance of the business and affairs of the Company, including but not limited to travel and entertainment expenses. The Executive will timely supply the Company with appropriate vouchers or other proof of the Executive’s expenditures and otherwise will comply with any expense reimbursement policy as may from time to time be adopted by the Company. Notwithstanding anything in this Agreement to the contrary, if the Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in the Executive’s federal gross taxable income, then: (i) the amount of any expense reimbursement or benefit provided during the Executive’s taxable year shall not affect any expenses eligible for reimbursement or benefit to be provided in any other taxable year; (ii) the reimbursement of any eligible expense shall be made no later than the last day of the Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any such expense reimbursement or benefit shall not be subject to liquidation or exchange for another benefit.
g.    Other Benefits. During the Term, the Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, 401(k), dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time. The Executive shall also receive up to $1,000 per month as an automobile allowance and up to $300 per month for reimbursement of his gym membership expenses, each payable on the last pay date of each month after, for the gym membership, receipt of substantiation.
h.    Vacation. During the Term, the Executive shall be entitled to a vacation of 20 days per annum, in addition to holidays observed by the Company. During the Term, the Executive shall not be entitled to carry forward vacation days from one calendar year of employment to the next calendar year of employment, except as may be required by applicable law or provided in a Company policy applicable to the Executive.
5.    Non-Disclosure of Confidential Information and Trade Secrets; Return of Property; Invention Assignment; Non-Competition; Non-Solicitation.
a.    The Executive understands and agrees that the Confidential Information (as defined below) and Trade Secrets (as defined below) constitute valuable assets of the Company and may not be converted to his own use. The Executive hereby agrees that throughout the Term and at all times after his separation from employment, for so long as the information at issue remains either Confidential Information or a Trade Secret and except as otherwise permitted by Section 5(d) below, the Executive will not, directly or indirectly, reveal, divulge, or disclose to any person or entity not expressly authorized by the Company any Confidential Information or Trade Secrets and will not, directly or indirectly, use or make use of any Confidential Information or Trade Secrets in connection with any business activity other than that of the Company.
Anything herein to the contrary notwithstanding, the Executive shall not be restricted from disclosing or using Confidential Information or Trade Secrets that are required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, and except as otherwise permitted by Section 5(d) below, the Executive shall provide the Company with prompt written notice of such requirement in time to permit the Company to seek an appropriate protective order or other similar protection prior to any such disclosure by the Executive.
The parties acknowledge and agree that this Agreement is not intended to, and will not, alter or diminish either the Company’s rights or the Executive’s obligations under any state or federal statutory or common law, rule or regulation regarding confidential information, trade secrets and unfair trade practices and all potential remedies under such laws remain available.
For purposes of this Agreement, “Confidential Information” means all data and information relating to the business of the Company that is disclosed to the Executive or of which the Executive becomes aware as a consequence of his employment and that has value to the Company and is not generally known to those not employed or otherwise engaged by the Company. “Confidential Information” shall include, but is not limited to, financial plans and data concerning Company; management planning information; Company’s business plans or strategies (including, without limitation, any merger or acquisition plans); “know how;” Company’s operational methods; market studies; marketing plans or strategies; product development techniques or plans; client and prospective client lists; details of client and vendor contracts; current and anticipated client requirements; past, current and planned research and development; business acquisition plans; employee compensation and other personnel information; and new personnel acquisition plans. “Confidential Information” shall not include data or information (a) which has been voluntarily disclosed to the public by the Company, except where such public disclosure was made without authorization from the Company; (b) which has been independently developed and disclosed by Persons other than the Company or its principals or representatives; or (c) which has otherwise entered the public domain through lawful means. This definition shall not limit any definition of “confidential information” or any equivalent term under applicable state or federal law.
For purposes of this Agreement, “Trade Secret” means information, without regard to form, relating to the Company, its activities, businesses or clients, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential clients which is not commonly known by or available to the public via lawful means and which: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secret shall include, but not be limited to, client lists, client billing and pricing information, technical information regarding the Company’s intellectual property, product development information, patent information and all other information permitted to be covered under the Uniform Trade Secrets Act. This definition shall not limit any definition of “trade secret” or any equivalent term under applicable state or federal law.
b.    The Executive agrees that he will not retain or destroy, and will immediately return to the Company on or prior to his last day of employment, or at any other time the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, equipment, client files and information, and all Confidential Information and Trade Secrets. The Executive will not make, distribute or retain copies of any such information or property. The Executive agrees that he will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if the Executive does not return the materials to the Company on or prior to his separation from employment or at any other time the materials are requested by Company, or if the Executive otherwise fails to comply with this provision.
c.    The Executive agrees that he will promptly and fully disclose in writing to the Company inventions, designs, concepts, discoveries, developments, improvements, and innovations, whether or not they merit patent, trademark or copyright protection, conceived of, designed or reduced to practice by the Executive, either solely or in concert with others, at any time during his employment, which (a) relate in any manner, whether at the time of conception, design or reduction to practice, to the Company’s business or its actual or demonstrably anticipated research or development; (b) result from any work performed by the Executive on behalf of the Company; or (c) result from the use of the Company’s equipment, facilities, Confidential Information or Trade Secrets (collectively referred to as “Inventions”).
The Executive acknowledges and agrees that he will keep and maintain adequate written records of all such Inventions at all stages thereof in the form of notes, sketches, drawings, photographs, printouts, and/or reports relating thereto. These records are and shall remain the property of, and be available to, the Company or its designee(s) at all times. The Executive further acknowledges that all such Inventions shall be the exclusive property of the Company. As such, the Executive hereby assigns his entire right, title, and interest in and to all such Inventions to the Company or its designee(s). The Executive will, at the Company’s request and expense, execute specific transfers, assignments, documents or other instruments and take such further action as may be considered necessary by the Company at any time during or subsequent to the Executive’s employment to obtain and defend any intellectual property rights and vest complete title and ownership to such Inventions to the Company or its designee(s).
d.    Nothing in this Agreement or elsewhere prohibits the Executive from communicating with government agencies about possible violations of federal, state, or local laws, rules or regulations, or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. The Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information the Executive obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding the Executive’s confidentiality and nondisclosure obligations, the Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
e.    The Executive acknowledges and agrees that his services are special, unique and extraordinary and that in the course of performing such services the Executive will be provided with and have access to and knowledge of Confidential Information and Trade Secrets that would be extremely valuable to competitors of the Company and its subsidiaries. The Executive therefore agrees that, during the Term and for a period of three (3) months thereafter, the Executive will not, in the geographical area where the Company does business, directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise (except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company), engage or assist others in engaging in any business or enterprise that is competitive with the business of the Company or its subsidiaries.
f.    During the Term and for a period of nine (9) months thereafter, the Executive will not, directly or indirectly, either alone or in association with others, (i) solicit, induce or attempt to induce, any employee or independent contractor (including any financial advisor) of the Company or any of its subsidiaries, to terminate his or her employment or other engagement with the Company or any of its subsidiaries or (ii) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company or any of its subsidiaries at any time during the term of the Executive’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company or any of its subsidiaries ended at least six (6) months before the recruitment, hiring, or other engagement.
g.    The provisions of this Section 5 shall survive any termination of this Agreement.
6.    Section 5 Remedies.
a.    In the event that the Executive breaches any provisions of Section 5 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to seek injunctive relief to enforce the restrictions contained in such Section. The Company and the Executive agree that any such action for injunctive relief shall be heard in any of the courts set forth in Section 12(c) below, and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts. If the Executive violates any of the provisions of Sections 5(e) or 5(f), the Executive shall continue to be bound by the restrictions set forth in such provision until a period equal to the period of restriction has expired without any violation.
b.    Each of the rights and remedies enumerated in Section 6(a) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in Section 5, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in Section 5 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.
c.    In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.
d.    The provisions of this Section 6 shall survive any termination of this Agreement.
7.    Representations and Warranties. The Executive hereby represents and warrants to the Company as follows:
a.    Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.
b.    The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.
8.    Termination. This Agreement and the Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:
a.    The Executive’s employment hereunder may be terminated by the Board for Cause. Any of the following actions by the Executive shall constitute “Cause”:
(i)    the Executive’s material breach of the covenants contained in Section 5 hereof, or material breach of any other provision of this Agreement, provided that the Executive was given prior written notice of any material breach (in which event notice must be given with sufficient details so that the Executive could reasonably be expected to identify it as a material breach) and provided further that, in such event, the Executive was granted not less than thirty (30) days to correct any such breach, unless the Company reasonably expects that irreparable injury would occur if the Executive was granted a thirty (30) day cure period in which event the Company may give the Executive any such shorter cure period as it deems reasonable under the circumstances, but not less than ten (10) days;
(ii)    the willful and continual failure or refusal by the Executive to perform his duties under this Agreement (other than by reason of death or Disability (as defined below)), provided such failure or refusal continues for a period of thirty (30) days after receipt of written notice thereof from the Board in reasonable detail of such failure or refusal;
(iii)    any action by the Executive constituting willful misconduct or gross negligence in respect of the Executive’s obligation to the Company that results in material economic damage to the Company; and
(iv)    the conviction of the Executive of, or a plea of guilty or nolo contendere by the Executive to, a felony.
Notwithstanding the foregoing, no action taken by the Executive in connection with his duties hereunder shall constitute or be used to support a finding for Cause if the Executive acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interests of the Company.
b.    The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician, after an appropriate examination, to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing six (6) months, his employment under this Agreement by reason of physical or mental illness or injury or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder for ninety (90) or more consecutive days, or more than one hundred and eighty (180) days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), the Executive agrees to make himself available and to cooperate in a reasonable examination by a reputable independent physician retained by the Company.
c.    The Executive’s employment hereunder may be terminated by the Executive for Good Reason.
(i)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s express prior written consent (any of which shall constitute a “Good Reason Condition”):
(A)    any material breach of this Agreement by the Company;
(B)    a material reduction by the Company of the Executive’s duties, responsibilities, or authority;
(C)    a reduction of the Executive’s Base Salary;
(D)    a requirement that the Executive report to anyone other than the CEO;
(E)    on or before December 31, 2021, a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting at least a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the Effective Date or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
(F)    a material change in the geographic location at which the Executive must perform services (which, for purposes of this Agreement, means a relocation of the Company’s principal place of business of the Executive outside of the New York City metropolitan area).
(ii)    The Executive may terminate his employment for Good Reason for any Good Reason Condition only if (A) the Executive has provided the Company with written notice of the asserted Good Reason Condition within ninety (90) days after its initial existence; (B) the Company fails to cure the condition within thirty (30) days after receiving such written notice; and (C) the Executive terminates his employment within ninety (90) days following the Executive’s written notice to the Company of the existence of the Good Reason Condition.
d.    The Executive’s employment may be terminated by the Company without Cause or by the Executive without Good Reason following ninety (90) days prior written notice to the other party. The Company may terminate the Executive’s employment for Cause immediately, subject to the cure provisions set forth in the Cause definition.
9.    Compensation upon Termination.
a.    If, during the Term, the Executive’s employment is terminated as a result of his death or Disability, the Company (or such other entity as the Company shall designate) shall pay to the Executive or to the Executive’s estate, as applicable, (i) his Base Salary through the date of his termination, (ii) any benefits which the Executive is entitled to receive under any Company plan, (iii) any expense reimbursement amounts owed the Executive, and (iv) any accrued but unpaid annual bonuses earned by the Executive prior to the date of his termination of employment ((i)-(iv) collectively, the “Accrued Obligations”). Subject to Section 9(d), any such payments of Base Salary and accrued but unpaid annual bonus shall be made to the Executive or to the Executive’s estate, as applicable, within sixty (60) days after his death or termination for Disability. In addition to the foregoing, the Executive or the Executive’s estate, as applicable, shall receive a pro-rated bonus under the Bonus Plan, calculated based on an amount equal to (A) the Target Bonus for the year in which the date of termination occurs, multiplied by (B) a fraction, the numerator of which is the number of days worked by the Executive during the fiscal year in which his date of termination occurs and the denominator of which is 365 (the “Prorated Target Bonus”). The Prorated Target Bonus shall be paid to the Executive or his estate in a lump sum in cash within sixty (60) days after his date of termination (or such later date as may be required pursuant to Section 9(d)). In addition, any shares of restricted stock awards or restricted stock units outstanding on the date of the Executive’s termination shall become fully vested and non-forfeitable as of his date of termination. The vested portion of any stock options outstanding on the date of his termination shall remain exercisable by the Executive or his estate for a period of twenty (24) months following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options shall lapse and be forfeited without consideration as of the date of termination.
b.    If, during the Term, the Executive’s employment is terminated for Cause or by the Executive without Good Reason, then the Company (or such other entity as the Company shall designate) shall pay to the Executive the Accrued Obligations. The Executive shall have no further entitlement hereunder to any other compensation or benefits except to the extent otherwise provided by law. Any shares of unvested restricted stock awards or restricted stock units outstanding on the date of the Executive’s termination shall be forfeited without consideration as of the date of termination. The vested portion of any stock options outstanding on the date of the Executive’s termination shall remain exercisable by the Executive for a period of thirty (30) days following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options shall lapse and be forfeited without consideration as of the date of termination.
c.     If, during the Term, the Executive’s employment is terminated other than as a result of the Executive’s death or Disability and other than for reasons specified in Section 9(b), or if the Executive terminates his employment for Good Reason, then, in addition to the Accrued Obligations, and provided that within sixty (60) days after the date of termination the Executive shall have executed the Company’s standard general release of claims and covenant not to sue (the “Release”) and not revoked such Release, (i) the Company (or such other entity as the Company shall designate) shall pay to the Executive a severance amount equal to the product of (A) two (2) and (B) the amount equal to the sum of (1) the Base Salary and (2) the Target Bonus in effect for the fiscal year in which the termination occurs; (ii) if the Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Executive and/or the Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for a period of twelve (12) months following termination, the Company (or such other entity as the Company shall designate) shall pay the entire COBRA cost of such coverage, provided, however, that such period shall run concurrently with any period for which the Executive is eligible to elect health coverage under COBRA and no payment shall be made if the payment would cause taxes on the Executive in excess of the amount of the premiums or would impose taxes or penalties on the Company or other employees; (iii) the Company (or such other entity as the Company shall designate) shall pay to the Executive an amount equal to the annual cash bonus that would have been otherwise payable to the Executive for the fiscal year in which his termination occurs, assuming the Executive’s employment had not terminated prior to the payment date for such bonus, multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year of termination through the date of the Executive’s separation from employment, and the denominator of which is 365, to be paid at the same time as such bonuses are paid to executives of the Company; (iv) any shares of restricted stock awards and restricted stock units outstanding on the date of the Executive’s termination shall become fully vested and non-forfeitable as of his date of termination; and (v) any stock options outstanding on the date of the Executive’s termination shall become fully vested and shall remain exercisable by the Executive for a period of twelve (12) months following the date of his termination (or, if earlier, the normal expiration date of such stock options). Subject to Section 9(d), the payments specified in clauses (i) and (iii) of the preceding sentence shall be paid to the Executive in a lump sum within sixty (60) days following the Executive’s date of termination.
d.    This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its affiliates, nor their directors, officers, employees or advisers, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.
(i)    Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service” or “substantial risk of forfeiture” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, then, subject to subsection (iii) below, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.
(ii)    It is intended that (A) each payment of termination benefits under this Agreement shall be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), for purposes of Section 409A of the Code, (B) all payments of any such benefits shall satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (C) any such benefits consisting of premiums payable under the COBRA also shall satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which the Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), (i) the timing of such amounts or payments shall be delayed until the earlier of (a) the date that is six (6) months and one (1) day after the Executive’s Separation from Service and (b) the date of the Executive’s death (such applicable date, the “Delayed Initial Payment Date”), and (ii) the Company shall (a) pay the Executive a lump sum amount equal to the sum of the benefit payments that the Executive would otherwise have received through the Delayed Initial Payment Date (or, with respect to death, the earliest administratively practicable date provided that payment complies with the timing requirements of Section 409A) if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (b) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
(iii)    Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of the Release, the Company shall provide such Release to the Executive promptly following the date of termination, and such Release must be executed and all revocation periods shall have expired in accordance with terms set forth in the release, but in no case later than sixty (60) days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes “Non-Exempt Deferred Compensation,” then, subject to subsection (ii) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.
10.    Mandatory Reduction of Payments in Certain Events.
a.    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 10(b) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
b.    The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 10(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments the Executive was entitled to, but did not receive pursuant to Section 10(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
c.    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.
11.    Indemnification. The Company shall defend and indemnify the Executive to the fullest extent permitted under the Delaware General Corporate Law (the “DGCL”) notwithstanding any provision to the contrary or any inconsistent choice of law provision contained in this Agreement, the Company’s charter or bylaws. The rights to indemnification shall survive any termination of this Agreement. The Executive shall also have the right to choose his own counsel under Section 11 of this Agreement, and the Company shall not object to the Executive’s choice, provided that there is no actual conflict regarding the representation.
12.    Dispute Resolution.
a.    The Executive and the Company agree that any and all controversies or claims (whether contract, tort or statutory) between the Executive and the Company arising out of the Executive’s employment, the termination of that employment, and any agreements previously or hereafter entered into by the Executive and the Company in connection with such employment relationship, that could have been filed in a court of law (or an administrative agency) shall be settled by final and binding arbitration. The claims covered by this Agreement include, but are not limited to, claims for wrongful termination, wages or other compensation due, breach of contract, tort, discrimination or harassment (including race, sex, religion, national origin, age, marital status, medical condition or disability), violation of any public policies, and claims for violation of federal, state or other governmental law, statute, regulation or ordinance.
b.    The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect before a single arbitrator mutually selected by the Executive and the Company. If the Executive and the Company cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the non-exclusive jurisdiction of the state or federal courts, as appropriate, within the State of New York, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to below in Section 13(f).
c.    The arbitrator shall be empowered to award any party any remedy at law or in equity to which the prevailing party would otherwise have been entitled had the matter been litigated or pursued in a civil court or administrative forum including, but not limited to, general, special, and punitive damages, and injunctive relief. However, the arbitrator’s authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. Any award pursuant to arbitration hereunder shall be included in a written decision that will state the legal and factual basis for the award and shall set forth the basis for calculating any damages award. The arbitrator’s award, order or judgment shall be deemed final and binding upon the parties.
d.    A demand for arbitration must be submitted within the limitations period that would be applicable in court. If either party does not submit and serve a written demand for arbitration within the applicable statute of limitations, such failure shall constitute an absolute bar to the institution of any proceedings in any forum, and shall constitute a waiver of any rights regarding that claim.
e.    Neither party nor the arbitrator may disclose the existence, content or results of any arbitrations under this Agreement without the prior written consent of all parties hereto.
f.    Pending such resolution of any claim, the Executive shall be entitled to continue to receive all payments and benefits due under this Agreement or otherwise, unless the arbitration panel determines otherwise. Judgment on the arbitration award may be entered by any court of competent jurisdiction.
g.    Nothing in this Agreement shall prevent the parties from agreeing voluntarily after a claim or controversy has arisen to submit such claim or controversy to mediation or other informal settlement process. However, if the dispute is not resolved through mediation or such other process, it shall be submitted to binding arbitration pursuant to this Agreement.
13.    Miscellaneous.
a.    This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.
b.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.
c.    This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.
d.    This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.
e.    The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
f.    All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the Company at its principal headquarters (attention Chief Executive Officer) and to the Executive at the address set forth in his personnel file, and shall be deemed given when so delivered personally or by overnight courier or when actually received if sent by registered or certified mail. Each party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (f) of this Section 13.
g.    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including the Executive’s employment agreement dated May 7, 2015. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
h.    As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.
i.    The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
j.    This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.
k.    As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Additionally, unless the context requires otherwise, “or” is not exclusive.
Remainder of Page Intentionally Left Blank; Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which shall be deemed effective as of the Effective Date set forth herein.
NATIONAL HOLDINGS CORPORATION

By:
/s/ Michael Mullen
Name: Michael Mullen
Title: Chairman & CEO
EXECUTIVE
/s/ Glenn Worman
Glenn Worman